Exhibit 10.15

WS TECHNOLOGIES LLC

OPERATING AGREEMENT

This Operating Agreement is made and entered into as of the Effective Date by microHelix, Inc., an Oregon corporation, Aequitas Capital Management, Inc., an Oregon corporation, and CarePayment, LLC, an Oregon limited liability company, as the initial Members of the Company pursuant to the Act.

Section 1
THE COMPANY

1.1           Definitions.  Unless otherwise indicated, capitalized words and phrases used in this Agreement have the meanings set forth on Exhibit A attached to this Agreement.

1.2           Formation.  The Company was formed upon the execution and filing of the Articles in accordance with the Act.

1.3           Purpose.  The Company's purpose is to engage in any lawful business permitted under the Act.

1.4           Principal Place of Business.  The Company's principal place of business will initially be at 4300 Meadows Road, Suite 400, Lake Oswego, Oregon 97035.  The Manager may relocate the principal office or establish additional offices from time to time.

1.5           Term.  The Company's term commenced on the Effective Date and will continue until the winding up and liquidation of the Company and its business is completed following a Liquidating Event.

1.6           Defects as to Formalities.  A failure to observe any formalities or requirements of this Agreement, the Articles or the Act will not be grounds for imposing personal liability on the Members for the Company's liabilities.

1.7           Title to Property.  The Company will own and hold title to all Property in the Company's name, or in the name of a nominee of the Company, as an entity and no Member will have any interest in Property.

Section 2
CAPITAL CONTRIBUTIONS

2.1           Members and Initial Capital Contributions.  The names and initial Capital Contributions of the initial Members and the number of Units acquired by each are as follows:

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Name	Initial Capital Contribution	Units

microHelix, Inc.	1,000,000 shares of the Series D Preferred Stock of microHelix, Inc. and warrants to purchase up to 65,100,917 shares of microHelix, Inc. Class B Common Stock at an exercise price of $0.001 per share, as described and defined in the Contribution Agreement between microHelix, Inc. and the Company dated December 30, 2009.	99

Aequitas Capital Management, Inc.	All of the Assets described and defined in the Contribution Agreement between Aequitas Capital Management, Inc. and the Company dated December 30, 2009.	56

CarePayment, LLC	All of the Assets described and defined in the Contribution Agreement between CarePayment, LLC and the Company dated December 30, 2009.	44

The Members will make their initial Capital Contributions upon the Manager's request.

2.2          Maintenance of Capital Accounts.  The Company will establish and maintain Capital Accounts with respect to each Unit Holder all in accordance with the capital accounting rules of Regulations Section 1.704-1(b)(2)(iv).  The Manager may increase or decrease Capital Accounts to reflect revaluations of Property in accordance with Regulations Section 1.704-1(b)(2)(iv)(f).  The Manager may modify the manner in which the Capital Accounts are computed to comply with the Regulations, provided that it is not likely to materially affect the amounts distributed to any Person under Section 12 upon the dissolution of the Company.  The Manager will also make any adjustments that are necessary or appropriate to maintain proportionality between the Capital Accounts of the Unit Holder and the amount of Company capital reflected on the Company's books, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q).

2.3          Other Matters.  No Unit Holder will:

(a)           Demand or receive a return of any Capital Contributions without the consent of all Members.  Under circumstances requiring a return of any Capital Contributions, no Unit Holder will have the right to receive property other than cash except as may be specifically provided in this Agreement.

(b)           Receive any interest or drawing with respect to any Capital Contributions or any Capital Account, except as otherwise provided in this Agreement.

(c)           Have any personal liability for the repayment of any Capital Contributions of any other Unit Holder.

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2.4          Other Business of Members.  Except as otherwise agreed in writing, each Member may engage independently or with others in any other business, including the acquisition and disposition of properties that are competitive with the Company, and otherwise invest in ventures of every nature and description with no obligation to account to the Company for competitive businesses or investments or for business or investment opportunities or to offer the Company or any Member the opportunity to participate in the acquisition of other property or in any other business venture.

2.5          Issuance of Additional Units to Existing Members.  If approved by all the Members, the Company may issue additional Units to one or more existing Members.  A Member who receives newly-issued Units will automatically be a Member with respect to the newly-issued Units.

2.6          Issuance of Units to Persons Who Are Not Members.  If approved by all the Members, the Company may issue Units to any Person who is not then a Member.  The Person receiving the Units will not become a Member unless and until all the conditions described in Sections 10.3(b) and 10.5(c) through 10.5(f) are satisfied, as if the issuance is a Transfer and the Person being issued Units is a transferee.

Section 3
ALLOCATIONS

3.1          Profits.  After giving effect to the special allocations set forth in Exhibit B, Profits for any Fiscal Year, if any, will be allocated to the Unit Holders in the following order and priority:

(a)           First, to the Unit Holders until the cumulative Profits allocated under this Section 3.1(a) offset the cumulative losses allocated to the Unit Holders under Section 3.2(b) for all prior Fiscal Years; and

(b)           The balance, if any, to the Unit Holders in proportion to the number of Units held by each.

3.2          Losses.  After giving effect to the special allocations set forth in Exhibit B, Losses for any Fiscal Year will be allocated as set forth in Section 3.2(a), subject to the limitation in Section 3.2(b) below.

(a)           Losses, if any, for any Fiscal Year will be allocated to the Unit Holders in proportion to the number of Units held by each.

(b)           The Losses allocated to a Unit Holder under Section 3.2(a) will not exceed the maximum amount that can be allocated to the Unit Holder without causing the Unit Holder to have an Adjusted Deficit at the end of any Fiscal Year.  If some but not all of the Unit Holders would have Adjusted Deficits as a consequence of an allocation of Losses pursuant to Section 3.2(a), the limitation set forth in this Section 3.2(b) will be applied on a Unit Holder-by-Unit Holder basis so as to allocate the maximum permissible Loss to each Unit Holder under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

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3.3          Other Allocation Rules.  The Unit Holders will share "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3) in proportion to the number of Units held by each.

3.4          Tax Allocations:  Code Section 704(c).  In accordance with Code Section 704(c) and the related Regulations, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company or carried on its books for Capital Account purposes will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the Property to the Company for federal income tax purposes and its initial fair market value for Capital Account purposes.  If the value of any Company asset is adjusted pursuant to Section 2.2, subsequent allocations of income, gain, loss, and deduction with respect to the asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its value for Capital Account purposes in the same manner as under Code Section 704(c) and the related Regulations.  The Company will make any elections or other decisions relating to such allocations in any manner that reasonably reflects this Agreement's purpose and intention.  Allocations pursuant to this Section 3.4 are solely for purposes of federal, state, and local taxes and will not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

Section 4
DISTRIBUTIONS

4.1          Mandatory Tax Distributions.  Each Fiscal Year, the Company will distribute Net Cash, if any, to each Unit Holder in an amount equal to the sum of (a) the product of the ordinary income (net of any tax benefits resulting from losses, deductions and credits) that passes through the Company to such Unit Holder under Section 702 of the Code, multiplied by the highest combined federal, state and local ordinary income tax rate that may apply to any Unit Holder, plus (b) the product of the net capital gains that passed through the Company to such Unit Holder under Section 702 of the Code, multiplied by the highest combined federal, state and local long-term capital gains tax rate that that applies to any Unit Holder, minus (c) the cumulative amount of all prior distributions to such Unit Holder under Section 4.2 for the applicable Fiscal Year.  The Company will endeavor to make such distributions in a timely manner to allow the Unit Holders to pay the estimated and regular tax attributable to such income.

4.2          Discretionary Distributions.  Except as otherwise provided in Section 4.1 and Section 12, the Company will distribute Net Cash, if any, at the time and in the amounts as the Manager determines in its sole discretion, to the Unit Holders in proportion to the number of Units held by each on the date designated for the distribution.  There may be extended periods in which Net Cash is retained by the Company and there are limited or no distributions.

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Section 5
MEMBER MEETINGS

5.1          Meetings.  A meeting of Members will be held (a) if it is called by the Manager, or (b) if Members owning more than 25% of the outstanding Units sign, date, and deliver to the Company's principal office a written demand for the meeting, describing the purpose or purposes for which it is to be held.  Meetings of Members will be held at the principal office of the Company or any other place specified in the notice of meeting.

5.2          Notice of Meeting.  Notice of the date, time, and place of each meeting of Members will be given to each Member not earlier than 60 days nor fewer than 10 days before the meeting date.  The notice must include a description of the purpose or purposes for which the meeting is called.

5.3          Record Date.  The persons entitled to notice of and to vote at a meeting of Members, and their respective number of Units held, will be determined as of the record date for the meeting.  The record date will be a date, not earlier than 70 days nor fewer than 10 days before the meeting, selected by the Manager.  If the Manager does not specify a record date, the record date will be the date on which notice of the meeting was first mailed or otherwise delivered.

5.4          Proxies.  A Member may be represented at a meeting in person or by written proxy.

5.5          Voting.  On each matter requiring action by the Members, each Member will be entitled to vote the number of Units held by the Member.  Except as otherwise stated in the Articles, this Agreement, or applicable law, a matter submitted to a vote of the Members will be deemed approved if it receives the affirmative vote of a Majority of the Units then held by all Members.

5.6          Meeting of all Members.  Notwithstanding any other provision of this Agreement, if all of the Members hold a meeting at any time and place, the meeting will be valid without call or notice, and any lawful action taken at the meeting will be the action of the Members.

5.7          Action Without Meeting.  Any action required or permitted to be taken by the Members at a meeting may be taken without a meeting if a consent in writing, describing the action taken, is signed by the Members owning a Majority of the outstanding Units and is included in the minutes or filed with the Company's records of meetings.  If action by less than unanimous consent is taken, the Company will promptly notify the non-consenting Members that such action was taken.

5.8          Meetings by Telephone.  Meetings of the Members may be held by any means of communication by which all participants can hear each other simultaneously during the meeting.  A Member so participating in a meeting is deemed to be present in person at the meeting.

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Section 6
MANAGEMENT

6.1          The Manager.  There will be one Manager until the number is increased or decreased by the Members.  A Manager may be an individual or an Entity, and need not be a Member.  The Manager will manage the affairs of the Company as provided in this Agreement.  Each Manager will serve until his or her resignation, removal, disability or death as provided in this Agreement.  microHelix, Inc. will be the Company's initial Manager.  If microHelix, Inc. is not willing or able to serve as Manager, then the Members will appoint the Manager.

6.2          Resignation; Removal.

(a)           A Manager may resign at any time by written notice to all the Members.  A Manager's resignation will take effect upon delivery of the notice or at the time specified in the notice if a time is specified.

(b)           Members owning at least 65% of all Units owned by Members may remove any Manager at any time.

6.3      Authority of the Manager.  Subject to Section 6.4 and Section 9 and unless otherwise prohibited by the Act or otherwise provided in the Articles or this Agreement, the Manager will have the exclusive right, power and authority to manage the Company's business and will have all of the rights and powers that may be possessed by a manager under the Act and the Articles, including without limitation the right and power, on behalf and in the name of the Company, to:

(a)           Institute, prosecute, and complain and defend in all courts in the Company's name;

(b)           Purchase, take, receive, lease or otherwise acquire, own, hold, improve, use and otherwise deal in or with real or personal property or any interest in real or personal property, wherever situated, improve any Property, and make capital expenditures for the purchase or improvement of real or personal property;

(c)           Sell, convey, lease, exchange, transfer and otherwise dispose of any part of the Property;

(d)           Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, otherwise dispose of and otherwise use or deal in or with other interests in or obligations of any other Entity;

(e)           Make contracts in the name and on behalf of the Company;

(f)           Invest or reinvest Company funds;

(g)           Be a promoter, incorporator, general partner, limited partner, member, associate or manager of any Entity;

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(h)           Conduct the Company's business, locate its offices and exercise the powers granted by the Act and the Articles within or without Oregon;

(i)            Appoint officers, employees or agents of the Company, define their duties, and fix their compensation; and

(j)            Change the name of the Company; adopt one or more assumed business names for the Company; and take all appropriate action required to affect the same.

The Manager hereby appoints R. Patrick Hanlin as President and Secretary of the Company, to serve at the pleasure of the Manager.

6.4          Restrictions on Authority of the Manager.  As long as there are any shares of Series D Preferred Stock of microHelix, Inc. issued and outstanding, the Manager may not do any of the following acts on the Company's behalf without the unanimous consent of Members.  After there are no shares of Series D Preferred Stock of microHelix, Inc. issued and outstanding, the Manager may not do any of the following acts on the Company's behalf without the consent of Members owning at least 65% of all Units owned by Members:

(a)           Purchase, lease (as lessee) or otherwise acquire any asset not in the ordinary course of the Company's business;

(b)           Sell, transfer, lease (as lessor) or otherwise dispose of, or enter into a contract to sell, transfer or otherwise dispose of any Property not in the ordinary course of the Company's business, provided that the Manager will have authority, without the Members' consent, to transfer any Real Property to a wholly-owned subsidiary of the Company;

(c)           Borrow money (other than trade debt incurred in the ordinary course of business), make any guarantee or mortgage, pledge or create a security interest in any Real Property;

(d)           Loan money (other than extending trade credit in the ordinary course of the Company's business);

(e)           Indemnify a Member or Manager or any other person to an extent inconsistent with the provisions of the Act or the Articles;

(f)           Merge the Company with another Entity;

(g)           Dissolve the Company;

(h)           Knowingly do any act in contravention of this Agreement or without the consent of the Members when the consent of the Members is specifically required by this Agreement;

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(i)            Possess the Property, or assign rights in specific Property, for other than a Company purpose; or

(j)            Knowingly and willfully perform any act that would subject any Member to personal liability in any jurisdiction.

6.5          Other Activities.  A Manager may engage independently or with others in any other business, including acquisition and disposition of properties that are competitive with the Company, and otherwise invest in ventures of every nature and description with no obligation to account to the Company for competitive businesses or investments or for business or investment opportunities.  In addition, a Manager may, on behalf of the Company, enter into transactions, agreements and other relationships with any affiliate or any entity directly or indirectly, controlled by the Manager or in which the Manager owns a substantial interest and no such transaction or agreement will be deemed to constitute a conflict of interest to the Manager.  This Section does not change a Manager's duty to act in a manner that the Manager reasonably believes to be in the best interests of the Company.

6.6          Other Agents.  The Manager may authorize any agent to enter into any lawful contract or to otherwise act on behalf of the Company.  This authority may be general or be confined to specific instances.

6.7          Compensation.  The Manager will not receive a salary or other compensation for services rendered to the Company unless the Members approve the Manager's salary or other compensation.

6.8          Multiple Managers.  If there is more than one Manager, the following provisions will be interpreted in conjunction with the preceding subsections of this Section 6 and will supersede such provisions in the event of conflict.

(a)           Authority of Individual Manager. Unless prohibited by the Act, the Articles or this Agreement, each Manager will have and exercise the rights and powers specified in Section 6.3.

(b)           Meetings; Quorum.  Manager meetings, for any purpose or purposes, unless otherwise prescribed by statute, may be held, in or out of Oregon, on call by any Manager or, if the Managers are all present, may be held without prior call.  Written or oral notice stating the place, day and hour of the meeting will be given to each Manager not less than one day before the date of the meeting.  The Managers may participate in a meeting by, or conduct a meeting through, use of any means of communication by which all Managers participating can hear each other simultaneously.  A Manager so participating in a meeting is deemed to be present in person at the meeting.

(c)           Manner of Acting.  The act of a Majority of the Managers will be the act of the Managers, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, the Articles, or this Agreement.  Unless otherwise expressly provided in this Agreement or required under applicable law, Managers who have an interest in the outcome of any particular matter may vote or consent upon the matter.

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(d)           Action by the Managers Without a Meeting.  Action required or permitted to be taken at a meeting of the Managers may be taken without a meeting if the action is evidenced by written consent describing the action taken, signed by all Managers.

Section 7
REPRESENTATIONS AND WARRANTIES

Each Member represents and warrants that:  (a) it is acquiring its Units based upon its own investigation; (b) the exercise of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise; (c) its acquisition of Units is being made for its own account for investment, and not with a view to the sale or distribution of the Units; and (d) it is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of his or her interest in the Company.

Section 8
BOOKS AND RECORDS

8.1          Books and Records.  The Company will maintain at its principal place of business separate books of accounts for the Company which will accurately reflect its income, costs and expenses.  The Company will also maintain at its principal place of business the following records:  (a) each Member's and each Manager's full name and last-known business or mailing address; (b) a copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years; (d) copies of this Agreement and all amendments thereto; (e) copies of all Member or Manager actions by written consent or minutes of all Member or Manager meetings; and (f) copies of the Company's financial statements for the three most recent years.  Any Member or the Member's designated representative will have the right, at any reasonable time, to have access to and inspect and copy the contents of the books or records.

8.2          Reports.  The Manager will be responsible for preparing the Company's financial reports and coordinating the Company's financial matters with the Company's accountants.

8.3          Tax Information; Tax Matters Partner.  The Company will prepare and deliver the necessary tax information to each Member after the end of each Fiscal Year of the Company.  microHelix, Inc. is the "tax matters partner" under the Code and will serve in any similar capacity under state or local law and has the sole authority to make all decisions with respect to tax elections and tax matters affecting the Company.

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Section 9
AMENDMENTS

Any Member may propose an amendment to this Agreement or the Articles at any time.  A proposed amendment will be adopted and effective if it is approved by Members owning a Majority of the outstanding Units.

Section 10
TRANSFERS OF AND OTHER RESTRICTIONS ON UNITS

10.1        Restriction on Transfers.  Except as otherwise permitted by this Agreement, no Unit Holder will Transfer any Units.

10.2        Permitted Transfers.  Subject to Section 10.3, a Unit Holder may transfer Units to (a) any other Unit Holder, (b) any affiliate of the Unit Holder (c) any Person approved by all the Members.  Subject to Section 10.3, a Transfer described in this Section 10.2 is a "Permitted Transfer."

10.3        Conditions to Permitted Transfers.  A Transfer will not be treated as a Permitted Transfer under Section 10.2 unless and until the following conditions are satisfied:

(a)           The transferor and transferee each executes and delivers to the Company the documents and instruments of conveyance necessary to effect the Transfer and to confirm the transferee's agreement to be bound by this Agreement.  The transferor and/or transferee will reimburse the Company for all costs and expenses that the Company reasonably incurs in connection with the Transfer.

(b)           The transferor and transferee furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns.

(c)           The transferor, if the Company requests, furnishes opinions of counsel, which counsel and opinions will be satisfactory to the Company, for each of the following items, to the effect that:

(i)           The Transfer will not cause the Company to terminate for federal income tax purposes and the Transfer will not cause the application of the rules of Code Sections 168(g)(1)(B) and 168(h) (generally referred to as the "tax exempt entity leasing rules") or similar rules to apply to the Company, Property, or the Members and Unit Holders;

(ii)           Either (A) the Units will be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or (B) the Transfer is exempt from all applicable registration requirements and the Transfer will not violate any applicable laws regulating the Transfer of securities; and

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(iii)           The Transfer will not cause the Company to be deemed to be an "investment company" under the Investment Company Act of 1940.

10.4       Prohibited Transfers.

(a)           Any purported Transfer that is not a Permitted Transfer will be void and of no effect.  If a court or authority of competent jurisdiction requires the Company to recognize a Transfer that is not a Permitted Transfer (or if the Company, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the interest transferred will be limited in accordance with Section 10.6 and the Company may apply allocations and distributions with respect to the Units (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages (including without limitation incremental tax liability and attorney fees and expenses incurred in negotiations, trial preparation, at trial, on appeal or in bankruptcy) that the transferor or transferee of the Units may have to the Company.

(b)           If a Transfer or attempted Transfer is not a Permitted Transfer, the parties engaging or attempting to engage in the Transfer will be liable to indemnify and hold harmless the Company and the other Members from all costs, liabilities, and damages that any of the indemnified Persons may incur (including without limitation incremental tax liability and attorney fees and expenses incurred in negotiations, trial preparation, at trial, on appeal or in bankruptcy) as a result of the Transfer or attempted Transfer and efforts to enforce this indemnity.

(c)           Furthermore, if a Unit Holder withdraws in violation of this Agreement and a court or other authority of competent jurisdiction requires the Company to distribute to the withdrawing Unit Holder the fair value of the Unit Holder's Units, the fair value of the Units will equal their Adjusted Fair Market Value.  The Adjusted Fair Market Value of the Units will be the fair market value of the Units as of the withdrawal date, as determined by an appraiser or appraisers selected by the Members and reasonably acceptable to the withdrawing Unit Holder.  The determination will be made under the assumption that the withdrawing Unit Holder has no withdrawal rights other than as provided in this Agreement, and will apply appropriate discounts for marketability, minority ownership and other factors relevant to the Units.  The distribution will consist of such property as the Company, in its sole discretion, determines, and will be made in a reasonable time.  No such Unit Holder may participate in any determination or decision in connection with the withdrawal.

10.5       Admission of Unit Holders as Members.  If Units are Transferred to a Person who is already a Member, the transferee will be a Member with respect to the Transferred Units without further action.  Subject to the other provisions of this Section 10, a transferee of Units who is not already a Member may be admitted to the Company as a Substitute Member only upon satisfaction of all the following conditions:

(a)           The Members unanimously consent to the admission, which consent may be withheld for any reason;

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(b)           The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

(c)           The transferee becomes a party to this Agreement as a Member and executes such documents as the Members may reasonably request to admit the transferee as a Member and confirm the transferee's agreement to be bound by this Agreement;

(d)           The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member;

(e)           The transferee makes each of the representations and warranties under Section 7; and

(f)           If the transferee is not an individual of legal majority, the transferee provides evidence satisfactory to the Company of transferee's authority to become a Member and to be bound by this Agreement.

10.6        Rights of Unadmitted Assignees.  A Person who acquires one or more Units but who is not admitted as a Substitute Member pursuant to Section 10.5 will be entitled only to the Economic Rights with respect to the Units, and will have no right to Company information of any kind and will have no rights of a Member under the Act or this Agreement.

10.7        Transfer of Units by Last Remaining Unit Holder.  Notwithstanding any other provision of this Agreement, if at any time there is only one Unit Holder and all the Units of the last Unit Holder are Transferred, the transferee will automatically become a Substitute Member and the Company will be continued.

10.8        Outstanding Indebtedness of Unit Holders of the Company.  Any debt due to the Company by a Unit Holder who sells his Units to the Company will be payable according to its terms, provided that any payment due under this Agreement by the Company to purchase that Unit Holder's Units may (at the Company's option) be applied to discharge the Unit Holder's indebtedness to the Company until the indebtedness is fully discharged.  Any amount applied to discharge a Unit Holder's indebtedness to the Company will be deemed payment to the Unit Holder.

10.9        Other Restrictions.  No Unit Holder may pledge or grant any security interest in or otherwise encumber its Units without the prior written consent of the other Unit Holders.

Section 11
CESSATION OF A MEMBER

11.1        A Person will cease to be a Member upon the happening of any of the following events with respect to the Person:

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(a)           expulsion pursuant to Section 11.3;

(b)           Bankruptcy;

(c)           if the Member is a natural person, death or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage the Member's personal estate;

(d)           if the Member is a trust, the termination of the trust (but not merely the substitution of a new trustee);

(e)           if the Member is an Entity other than a corporation or a trust, the dissolution and commencement of winding up of the Entity;

(f)           if the Member is a corporation, the filing of articles of dissolution or its equivalent, for the corporation or the revocation of its charter;

(g)           if the Member is an estate, the distribution by the fiduciary of the estate's entire interest in the Company; or

(h)           transfer of all of the Member's Units together with an acceptance of the transferee as a Substitute Member.

11.2        Withdrawal.  A Member has no power to withdraw from the Company.

11.3        Expulsion.  A Member may be expelled from the Company upon a determination by a court of competent jurisdiction that the Member has been guilty of wrongful conduct that adversely and materially affects the business or affairs of the Company, or has willfully and persistently committed a material breach of the Articles or this Agreement, or otherwise breached a duty owed to the Company or the other Members, to the extent that it is not reasonably practicable to carry on the business or affairs of the Company with the Member.  An expelled Member will be treated as having withdrawn voluntarily from the Company in breach of this Agreement on the date of the non-expelled Members' determination.

11.4        Rights upon Cessation.  If any Person ceases to be a Member and a Permitted Transfer does not occur in connection therewith, the following will apply:

(a)           The Person will be treated as a mere creditor of the Company from the date of Cessation until such time as the Person has received all distributions to which the Person is or may be due under this Agreement.
(b)           The Person will be entitled to an amount equal to the Adjusted Fair Market Value of his or her Units as of the date of Cessation, which amount will be reduced by any damages sustained by the Company as a result of a violation of the terms of this Agreement.  The Adjusted Fair Market Value will be paid over a period not to exceed five years (plus interest at the lowest rate that will not result in the imputation of interest under Code Sections 483 or 1274).

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Section 12
DISSOLUTION AND WINDING UP

12.1        Liquidating Events.  The Company will dissolve and commence winding up and liquidating upon the first to occur of any of the following Liquidating Events:

(a)           The vote of the Members to dissolve, wind up, and liquidate the Company; or

(b)           The happening of any other event that makes it unlawful or impossible to carry on the business of the Company.

Notwithstanding any provision of the Act, the Company will not dissolve prior to the occurrence of a Liquidating Event.

12.2        Winding Up.  Upon the occurrence of a Liquidating Event, the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member or Manager will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs.  To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement will continue in full force and effect until such time as the Property has been distributed pursuant to this Section 12.2.  The Manager will be responsible for overseeing the winding up and dissolution of the Company, will take full account of the Company's liabilities and Property, will cause the Property to be liquidated as promptly as is consistent with obtaining its fair value, and will cause the proceeds, to the extent sufficient, to be applied and distributed in the following order:

(a)           First, to the payment and discharge of all of the Company's debts and liabilities to creditors (including Members to the extent allowed by law);

(b)           Second, to the payment and discharge of all of the Company's remaining debts and liabilities to Members; and

(c)           Third, the balance, if any, to the Unit Holders in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

12.3        Compliance With Certain Requirements of Regulations; Deficit Capital Accounts.  If the Company is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions will be made pursuant to this Section 12 to the Unit Holders who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).  If any Unit Holder has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years), the Unit Holder will have no obligation to make any contribution to the capital of the Company with respect to the deficit, and the deficit will not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

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12.4        Rights of Unit Holders.  Except as otherwise provided in this Agreement, each Unit Holder will look solely to the assets of the Company for the return of the Unit Holder's Capital Contribution and will have no right or power to demand or receive property other than cash from the Company.

Section 13
INDEMNIFICATION; LIMITATION ON LIABILITY

13.1        Indemnification of Managers and Officers.  The Company will, to the fullest extent permitted by law, indemnify its managers and officers, and each of them (individually and collectively referred to as, an "Indemnified Person"), for all costs and expenses (including attorney fees and disbursements), claims, losses, liabilities, and damages (separately and collectively referred to as a "Claim" or "Claims") incurred by an Indemnified Person by reason of any act or omission performed or omitted which an Indemnified Person believed to be in the interest of the Company.  The Company may advance to or pay on behalf of an Indemnified Person expenses (including attorney fees and disbursements) incurred or to be incurred by the Indemnified Person in defending a Claim; provided, however, that the Company may recover from an Indemnified Person any advance or payment if it is subsequently determined by a court decision from which no appeal may be taken that the Indemnified Person was not entitled to be indemnified with respect to the Claim.  Any indemnification provided pursuant to this Section 13.1 will not be exclusive of any rights to which an Indemnified Person may otherwise be entitled under any provision of these Articles of Organization, the Company's operating agreement, any other agreement, statute, policy of insurance, vote of members, or otherwise.  The Company may indemnify its members and employees.

13.2        Limitation on Liability of Managers.  To the fullest extent permitted by law, no Manager of the Company will be personally liable to the Company or its Members for damages by reason of any act or omission performed or omitted which the Manager believed to be in the interest of the Company.

13.3        Employees and Agents.  The Company may, if the Managers so determine, indemnify any employee or agent of the Company for any Claim incurred by the employee or agent in connection with the performance of his duties as the Company's employee or agent.

Section 14
MISCELLANEOUS

14.1        Notices.  All notices and communications will be in writing and (a) personally delivered, (b) sent by certified or registered mail, return receipt requested, or overnight courier, or (c) delivery by facsimile if the facsimile is followed by a hard copy of the facsimile personally delivered or sent by certified or registered mail, return receipt requested, or overnight courier.  In each case charges will be prepaid and the notice will be addressed as follows, or to such other address as the Person may from time to time specify by notice to the Members:

 WS Technologies LLC
 Operating Agreement

(a)           If to the Company, to the address set forth in Section 1.4; and

(b)           If to a Member or Manager, to the last applicable address set forth in the Company's records.

A notice will be deemed to be delivered and received for all purposes as of the date so delivered.

14.2        Binding Effect.  Except as otherwise provided in this Agreement, each provision of this Agreement will be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

14.3        Time.  Time is of the essence with respect to this Agreement.

14.4        Headings.  Section and other headings contained in this Agreement are for reference purposes only.

14.5        Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, the illegality or invalidity will not affect the validity or legality of the remainder of this Agreement.

14.6        Incorporation by Reference.  Each exhibit that is attached to this Agreement and that this Agreement refers to is incorporated in this Agreement by reference unless this Agreement expressly otherwise provides.

14.7        Further Action.  Each Member, upon the request of the Manager or any Member, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

14.8        Variation of Pronouns.  All pronouns will be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

14.9        Governing Law.  Oregon law will govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

14.10      Waiver of Action for Partition; No Action for Company Accounting.  Each Member irrevocably waives any right that the Member may have to maintain any action for partition with respect to any of the Property.  To the fullest extent permitted by law, each Member covenants that it will not (except with the consent of the Members) file an action for Company accounting.

 WS Technologies LLC
 Operating Agreement

14.11      Payments.  Unless otherwise agreed in writing, each payment described in this Agreement may be paid by check drawn on the payor's bank account.  The payor may deliver the checks in person or to the address provided for notices to the payee.

14.12      Specific Performance.  The Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms.  Monetary damages would provide an inadequate remedy.  Accordingly, in addition to any other remedy at law or in equity, the nonbreaching Members will be entitled to injunctive relief to prevent breaches of this Agreement and specifically to enforce this Agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date.

[Signatures on following page]

 WS Technologies LLC
 Operating Agreement

WS TECHNOLOGIES LLC

By microHelix, Inc., its Manager

By	/s/ Brian A. Oliver
Name Brian A. Oliver
Its Secretary

MICROHELIX, INC.

By	/s/ Brian A. Oliver
Name Brian A. Oliver
Its Secretary

AEQUITAS CAPITAL MANAGEMENT, INC.

By	/s/ Robert J. Jesenik
Robert J. Jesenik, President

CAREPAYMENT, LLC

By Aequitas Capital Management, Inc., its Manager

By	/s/ Robert J. Jesenik
Robert J. Jesenik, President

Signature Page to WS Technologies, LLC Operating Agreement

WS TECHNOLOGIES LLC

EXHIBIT A

DEFINITIONS

A1.        Definitions.  Words and phrases used in the Agreement have the meanings set forth below.

A1.1       "Act" means the Oregon Limited Liability Company Act, as set forth in Chapter 63, Oregon Revised Statutes, as amended from time to time (or any corresponding provisions of succeeding law).

A1.2       "Adjusted Deficit" means, with respect to any Unit Holder, the deficit balance, if any, in the Unit Holder's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)           Credit to the Capital Account any amounts which the Unit Holder is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)           Debit to the Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and will be so interpreted.

A1.3       "Adjusted Fair Market Value" has the meaning set forth in Section 10.4.

A1.4       "Agreement" or "Operating Agreement" means this WS Technologies LLC Operating Agreement, as amended from time to time.

A1.5       "Articles" means the Articles of Organization of the Company as filed with the Secretary of State of Oregon, as amended from time to time.

A1.6       "Bankruptcy" means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy.

A1.7       "Capital Account" means the account maintained with respect to a Unit Holder determined in accordance with Section 2.2.

A1.8       "Capital Contributions" means, with respect to any Member, the amount of money and the gross fair market value of any Property (other than money) or services contributed or to be contributed to the Company with respect to the interest in the Company held by the Person.

 Exhibit A

A1.9       "Cessation" means any action which causes a Person to cease to be a Member as described in Section 11.

A.1.10    "Claim or Claims" has the meaning set forth in Section 13.1.

A1.11     "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

A1.12     "Company" means the limited liability company formed pursuant to the Articles, this Agreement and the Act and the limited liability company continuing the business of this Company in the event of dissolution as provided in this Agreement.

A1.13     "Company Minimum Gain" means "partnership minimum gain" as defined in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

A1.14     "Debt" means (i) any indebtedness for borrowed money or deferred purchase price of property or evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured by the property or (iv) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii) or (iii) above, provided that Debt will not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company's business and are not delinquent or are being contested in good faith by appropriate proceedings.

A1.15     "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for the Fiscal Year, except that if the value of an asset for Capital Account purposes differs from its adjusted basis for federal income tax purposes at the beginning of the Fiscal Year, Depreciation will be an amount which bears the same ratio to such beginning value as the federal income tax depreciation, amortization, or other cost recovery deduction for the Fiscal Year bears to the beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of the Fiscal Year is zero, Depreciation will be determined with reference to the beginning value using any reasonable method selected by the Members.

A1.16     "Economic Rights" means a Unit Holder's share of the Profits, Losses and distributions of Property pursuant to the Act and this Agreement, but does not include the right to participate in the management of the Company or any other rights reserved to Members under the Act or this Agreement.

 Exhibit A

A1.17     "Effective Date" means the date on which the Articles were initially filed with the Oregon Secretary of State in accordance with the Act.

A1.18     "Entity" means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

A1.19     "Fiscal Year" means (i) the period commencing on the Effective Date of this Agreement and ending on December 31, (ii) any subsequent 12-month period commencing on January 1st and ending on December 31st or (iii) any portion of the period described in clause (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 3.

A1.20     "Indemnified Person" has the meaning set forth in Section 13.1.

A1.21     "Involuntary Bankruptcy" means, with respect to any Person, without the consent or acquiescence of the Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of such a petition against the Person, which petition will not be dismissed within 90 days, or, without the consent or acquiescence of the Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of the Person, or of all or any substantial part of the property of the Person, which order will not be dismissed within 60 days.

A1.22     "Liquidating Event" has the meaning set forth in Section 12.1.

A1.23     "Majority" means more than 50%.

A1.24     "Manager" means the Person or each of the Persons appointed or elected to manage the affairs of the Company as provided in Section 6.1.  "Managers" means all such Persons.

A1.25     "Member" means any Person who (i) owns at least one Unit, (ii) is referred to as such in the first paragraph of this Agreement or has become a Member pursuant to the terms of this Agreement, and (iii) has not ceased to be a Member pursuant to the terms of this Agreement.  "Members" means all such Persons.

A1.26     "Member Nonrecourse Debt" means "partner nonrecourse debt" as defined in Section 1.704-2(b)(4) of the Regulations.

A1.27     "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

 Exhibit A

A1.28      "Member Nonrecourse Deductions" means "partner nonrecourse deductions" as defined in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

A1.28      "Net Cash" means the gross cash proceeds from Company operations (including sales and dispositions of Property in the ordinary course of business) and from all sales and other dispositions (other than in the ordinary course of business) and all refinancings of Property, less the portion used to pay all Company expenses or establish reserves for Company expenses, Debt payments, capital improvements, replacements, and contingencies, all as determined by the Members.  Net Cash will not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but will be increased by any reductions of reserves previously established pursuant to the first sentence of this Section A1.28.  Net Cash will include all principal and interest payments with respect to any note or other obligation received by the Company in connection with sales and other dispositions (other than in the ordinary course of business) of Property.

A1.30      "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

A1.31      "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

A1.32      "Permitted Transfer" has the meaning set forth in Section 10.2.

A1.33      "Person" means any individual or Entity.

A1.34      "Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for the Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments:

(a)           Add Company income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses;

(b)           Subtract any Company expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses;

(c)           If any Company asset is revalued pursuant to Section 2.2, the amount of the adjustment will be taken into account as gain or loss from the disposition of the asset for purposes of computing Profits or Losses;

(d)           Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the value of the Property for Capital Account purposes, notwithstanding that the adjusted tax basis of the Property differs from the value;

 Exhibit A

(e)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing the taxable income or loss, there will be taken into account Depreciation for the Fiscal Year, computed in accordance with Section A1.15;

(f)           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Member's Economic Rights, the amount of the adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and will be taken into account for purposes of computing Profits or Losses; and

(g)           Notwithstanding any other provision of this Section A1.40, any items which are specially allocated pursuant to Sections B1 or B2 of Exhibit B will not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections B1 and B2 will be determined by applying rules analogous to those set forth in Sections A1.34(a) through A1.34(g).

A1.35     "Property" means all real and personal property acquired by the Company and any improvements to the property, and includes both tangible and intangible property.

A1.36     "Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

A1.37     "Regulatory Allocations" has the meaning set forth in Section B2 of Exhibit B.

A1.38     "Substitute Member" means a transferee of Units who has been admitted as a Member in accordance with Section 10.5.

A1.39     "Term" has the meaning set forth in Section 1.5.

A1.40     "Transfer," when used as a noun, means any sale, assignment, exchange, gift, devise, hypothecation, pledge, encumbrance, attachment, levy, foreclosure, sale by legal process under execution, attachment or receivership, sale or retention of any Units or interest in Units by a secured party after a default, change in the beneficial ownership or the trustee of any trust which is a Unit Holder, change of ownership ordered by any court pursuant to dissolution of marriage, withdrawal in violation of this Agreement or otherwise, or other change in ownership of any Units, voluntary or involuntary.  "Transfer," when used as a verb, means transferring any Units or interests in Units by any means as set forth in the previous sentence.

 Exhibit A

A1.41     "Unit" means an ownership interest in the Company.

A1.42     "Unit Holder" means any Person who owns at least one Unit, regardless of whether the Person has been admitted to the Company as a Member.  "Unit Holders" means all such Persons.

A1.43     "Voluntary Bankruptcy" means, with respect to any Person, the inability of the Person generally to pay its debts as they become due, or an admission in writing by the Person of its inability to pay its debts generally or a general assignment by the Person for the benefit of creditors; the filing of any petition or answer by the Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Person or for any substantial part of its property; or corporate action taken by the Person to authorize any of the actions set forth above.

 Exhibit A

WS TECHNOLOGIES LLC

EXHIBIT B

SPECIAL ALLOCATIONS

B1.        Special Allocations.  The following special allocations will be made in the following order:

B1.1        Minimum Gain Chargeback.  Notwithstanding any other provision of Section 3 of the Agreement, items of Company income and gain will be specially allocated to one or more Unit Holders in the amount and manner required to satisfy the Company Minimum Gain Chargeback rules of Regulations Section 1.704-2(f) and the Member Minimum Gain Chargeback rules of Regulations Section 1.704-2(i)(4).

B1.2        Qualified Income Offset.  If any Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) and the Unit Holder would have an Adjusted Deficit after all other allocations provided for in Section 3 of the Agreement were made without regard to this Section B1.2, items of Company income and gain will be specially allocated to each such Unit Holder in the manner and minimum amount necessary to eliminate the Adjusted Deficit of the Unit Holder as quickly as possible.

B1.3        Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year will be specially allocated to the Unit Holders in proportion to the number of Units held by each.

B1.4        Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year will be specially allocated to the Unit Holder who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

B1.5        Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts as the result of a distribution to a Unit Holder in complete liquidation of his interest in the Company, the amount of the adjustment to Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis) and the gain or loss will be specially allocated to the Members and the Unit Holders in accordance with their interests in the Company if Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Unit Holder to whom the distribution was made if Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

 Exhibit B

B2.           Curative Allocations.  The allocations set forth in Section 3.2(b) of the Agreement and Sections B1.1 through B1.5 of this Exhibit B (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations.  To the extent possible, all Regulatory Allocations will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section B2.  Therefore, notwithstanding any allocation provision other than the Regulatory Allocations, the Manager will make the offsetting special allocations of Company income, gain, loss or deduction in whatever manner he determines appropriate so that each Unit Holder's Capital Account balance is, to the extent possible, equal to the Capital Account balance that the party would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 3.1 and 3.2(a) of the Agreement.  In exercising his discretion under this Section B2, the Manager will consider future Regulatory Allocations under Section B1.1 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections B1.3 and B1.4.

 Exhibit B